Filed Pursuant to Rule 424(b)(3)
Registration No. 333-229218

PROSPECTUS

Newmark Group, Inc.

Offer to Exchange

$550,000,000 aggregate principal amount of 6.125% Senior Notes due 2023

For

$550,000,000 aggregate principal amount of 6.125% Senior Notes due 2023 registered under the Securities Act of 1933, as amended

We are offering to exchange all of our outstanding 6.125% Senior Notes due 2023 that were issued in a private placement on November 6, 2018, and which we refer to as the “old notes,” for an equal aggregate principal amount of our new 6.125% Senior Notes due 2023 that have been registered with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended (the “Securities Act”). We refer to the new notes as the “exchange notes.” We refer to the old notes and the exchange notes collectively as the “notes.”

If you participate in the exchange offer, you will receive exchange notes for your old notes that are validly tendered. The terms of the exchange notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the exchange notes, and the exchange notes will not provide for the payment of additional interest in the event of a registration default. In addition, the exchange notes will bear a different CUSIP number than the old notes.

MATERIAL TERMS OF THE EXCHANGE OFFER

The exchange offer expires at 5:00 p.m., New York City time, on March 5, 2019, unless extended.

We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for exchange notes.

You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law or applicable interpretation of the staff of the SEC and no injunction, order or decree has been or is issued that would prohibit, prevent or materially impair our ability to complete the exchange offer.

We will not receive any cash proceeds from the exchange offer.

There is no active trading market for the old notes, and we do not intend to list the exchange notes on any securities exchange or to seek approval for quotations through any automated quotation system.

Investing in the exchange notes involves risks. See “Risk Factors” beginning on page 9 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the exchange notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 4, 2019

This prospectus incorporates important business and financial information about us that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request at:

Investor Relations

Newmark Group, Inc.

125 Park Avenue

New York, New York 10017

(212) 610-2426

To obtain timely delivery, you must request information no later than five business days prior to the expiration of the exchange offer, which expiration is 5:00 p.m., New York City time, on March 5, 2019.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the exchange notes in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Each broker-dealer that receives exchange notes for its own account in the exchange offer for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes received in the exchange offer. The accompanying letter of transmittal relating to the exchange offer states that, by so acknowledging and delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” of the exchange notes within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales or other transfers of exchange notes received in the exchange offer for old notes that were acquired by the broker-dealer as a result of market-making or other trading activities.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, appearing elsewhere or incorporated by reference in this prospectus. Please see the sections titled “Where You Can Find More Information” and “Documents Incorporated by Reference.” Before making an investment decision, we encourage you to consider the information contained in and incorporated by reference in this prospectus, including the risks discussed under the heading “Risk Factors” beginning on page 9 of this prospectus, as well as the “Risk Factors” section of our latest Annual Report on Form 10-K filed with the SEC, and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to the “Company,” “Newmark,” “we,” “our,” “us,” or similar terms refer to Newmark Group, Inc. and its consolidated subsidiaries.

The Company

Newmark is a rapidly growing, high-margin, full-service commercial real estate services business. Since 2011, the year in which we were acquired by BGC Partners, Inc., or “BGC,” we have been the fastest growing U.S. commercial real estate services firm (when compared with our publicly traded U.S. peers). We offer a diverse array of integrated services and products designed to meet the full needs of both real estate investors/owners and occupiers. Our investor/owner services and products include capital markets, which consists of investment sales, debt and structured finance and loan sales, agency leasing, property management, valuation and advisory, commercial real estate due diligence consulting and advisory services and government-sponsored enterprise (which we refer to as “GSE”) lending and loan servicing, mortgage broking and equity-raising. Our occupier services and products include tenant representation, real estate management technology systems, workplace and occupancy strategy, global corporate consulting services, project management, lease administration and facilities management. We enhance these services and products through innovative real estate technology solutions and data analytics that enable our clients to increase their efficiency and profits by optimizing their real estate portfolio. We have relationships with many of the world’s largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies.

We believe that our high margins and leading revenue growth compared to the other publicly traded real estate services companies have resulted from the execution of our unique integrated corporate strategies:

•	we offer a full suite of best-in-class real estate services and professionals to both investors/owners and occupiers,

•	we deploy deeply embedded technology and use data-driven analytics to enable clients to better manage their real estate utilization and spend, enhancing the depth of our client relationships,

•	we attract and retain market-leading professionals with the benefits of our unique partnership structure and high growth platform,

•	we actively encourage cross-selling among our diversified business lines, and

•	we continuously build out additional products and capabilities to capitalize on our market knowledge and client relationships.

Newmark was founded in 1929 with an emphasis on New York-based investor and owner services such as tenant and agency leasing, developing a reputation for talented, knowledgeable and motivated brokers. BGC acquired

Newmark in 2011, and since the acquisition Newmark has embarked on a rapid expansion throughout the United States across all critical business lines in the real estate services and product sectors. We believe our growth has been due to our management’s vision and direction along with our proven track record of attracting high-producing talent through accretive acquisitions and profitable hiring.

Our growth to date has been focused in North America. We have more than 5,250 employees (which term includes both employees and those real estate brokers who qualify as statutory non-employees under Section 3508 of the Internal Revenue Code of 1986, as amended (the “Code”)), including over 1,725 revenue-generating producers in over 134 offices in 108 cities. In addition, Newmark has licensed its name to 16 commercial real estate providers that operate out of 31 offices in certain locations, where Newmark does not have its own offices. Since 2011, we have completed over 40 complementary and accretive acquisitions, meaningfully expanding our product and services capabilities and geographic reach. We intend to continue to aggressively and opportunistically expand into markets, including outside of North America, and products where we believe we can profitably execute our full service and integrated business model.

Bolstered by BGC’s September 8, 2017 acquisition of Berkeley Point Financial LLC (a leading commercial real estate finance company focused on the origination, sale and servicing of multifamily loans through government-sponsored and government-funded loan programs, which we refer to as “Berkeley Point”), which was subsequently transferred to us as part of the Separation and Distribution Agreement entered into by BGC, BGC Holdings, L.P., BGC Partners, L.P., Newmark Group, Inc., Newmark Holdings, L.P. (“Newmark Holdings”), Newmark Partners, L.P., and, solely for the provisions listed therein, Cantor Fitzgerald, L.P. (“Cantor”) and BGC Global Holdings, L.P., on December 13, 2017, (the “Separation and Distribution Agreement”) prior to the closing of our initial public offering on December 19, 2017, we believe we are poised for continued growth and value creation. Favorable demographics, according to a recent study commissioned by the National Multifamily Housing Council (the “NMHC”) and the National Apartment Association, are anticipated to drive growth in multifamily sales and GSE lending, with demand for new apartments expected to reach 4.6 new million apartments by 2030. The NMHC estimates that 325,000 new units must be built annually through 2030 to meet new demand. We expect the combination of our multifamily investment sales and GSE lending business to create significant growth across our platform and serve as a powerful margin and earnings driver.

We generate revenues from commissions on leasing and capital markets transactions, consulting and technology user fees, property and facility management fees, and mortgage origination and loan servicing fees. Our revenues are widely diversified across service lines, geographic regions and clients.

We are an affiliate of Cantor, a diversified company primarily specializing in financial and real estate services for institutional customers operating in the global financial and commercial real estate markets.

Spin-Off

As previously announced, on November 30, 2018, BGC completed its distribution of all of the shares of Class A and Class B common stock of Newmark held by BGC to stockholders of BGC as of the close of business on November 23, 2018 through a special pro-rata stock dividend pursuant to which shares of our Class A common stock held by BGC were distributed to holders of the Class A common stock of BGC and shares of our Class B common stock held by BGC were distributed to holders of the Class B common stock of BGC (which holders of Class B common stock of BGC were Cantor and another entity controlled by our chairman, Howard W. Lutnick, and which distribution we refer to as the “spin-off”). Following the spin-off, BGC no longer holds any shares of Newmark.

Executive Offices

Our executive offices are located at 125 Park Avenue, New York, New York 10017. Our telephone number is (212) 372-2000. Our website is located at www.ngkf.com. The information contained on, or that may be obtained through, our website is not part of, and is not incorporated into, this prospectus.

Summary of the Terms of the Exchange Offer

The following summary contains basic information about the exchange offer. It does not contain all the information that may be important to you. For a more complete description of the exchange offer, you should read the discussion under the heading “The Exchange Offer.”

Exchange Notes	$550,000,000 aggregate principal amount of 6.125% Senior Notes due 2023. The terms of the exchange notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the exchange notes, and the exchange notes will not provide for the payment of additional interest in the event of a registration default. In addition, the exchange notes will bear a different CUSIP number than the old notes. See “Description of Exchange Notes.”

Old Notes	$550,000,000 aggregate principal amount of 6.125% Senior Notes due 2023, which were issued in a private placement on November 6, 2018.

The Exchange Offer	In the exchange offer, we will exchange old notes for a like principal amount of the exchange notes.

In order to be exchanged, an outstanding old note must be validly tendered and accepted. We will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on March 5, 2019. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in denominations of $2,000 and integral multiples of $1,000.

We will issue exchange notes promptly after the expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Registration Rights Agreement	In connection with the private placement of the old notes, we entered into a registration rights agreement with Goldman Sachs & Co. LLC and Cantor Fitzgerald & Co., as representatives of the several initial purchasers. Under the registration rights agreement, you are entitled to exchange your old notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is completed, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires us to file a registration statement for a continuous shelf offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradable exchange notes in the exchange offer or you are ineligible to participate in the exchange offer, provided that you indicate that you wish to have your old notes registered for resale under the Securities Act.

Resales of Exchange Notes	We believe that the exchange notes received in the exchange offer may be resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act (subject to the limitations described below). This, however, is based on your representations to us that:

(1)	you are acquiring the exchange notes in the ordinary course of your business;

(2)	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

(3)	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

(4)	you are not our “affiliate,” as that term is defined in Rule 405 under the Securities Act;

(5)	you are not a broker-dealer tendering old notes acquired directly from us for your own account; and

(6)	you are not acting on behalf of any person that could not truthfully make these representations.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, including Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993). We have not asked the staff for a no-action letter in connection with the exchange offer, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you cannot make the representations described above:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you may not participate in the exchange offer; and

•

you must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of your old notes.

Each broker-dealer that receives exchange notes for its own account in the exchange offer for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes received in the exchange offer. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on March 5, 2019, unless we decide to extend the exchange offer. We do not currently intend to extend the exchange offer, although we reserve the right to do so.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that it not violate any applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. See “The Exchange Offer—Conditions.”

Procedures for Tendering Old Notes	The old notes are represented by global securities in fully registered form without coupons. Beneficial interests in the old notes are held by direct or indirect participants in The Depository Trust Company (“DTC”) through certificateless depositary interests and are shown on, and transfers of the old notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

Accordingly, if you wish to exchange your old notes for exchange notes pursuant to the exchange offer, you must transmit to Regions Bank, our exchange agent, prior to the expiration of the exchange offer, a computer-generated message transmitted through DTC’s Automated Tender Offer Program (“ATOP”) system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal included as Annex A to this prospectus (the “letter of transmittal”).

See “The Exchange Offer—Procedures for Tendering Old Notes.”

Procedures for Beneficial Owners	If you are the beneficial owner of old notes that are held in the name of a broker, dealer, commercial bank, trust company, other financial institution or other nominee, and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name your old notes are held and instruct that person to tender on your behalf. See “The Exchange Offer—Procedures for Tendering Old Notes.”

Acceptance of Old Notes; Delivery of Exchange Notes	Except under the circumstances summarized above under “—Conditions to the Exchange Offer,” we will accept for exchange any and all old notes that are validly tendered (and not withdrawn) in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. The exchange notes issued to you in the exchange offer will be delivered by credit to the accounts at DTC of the applicable DTC participants promptly following completion of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal Rights; Non-Acceptance	You may withdraw any tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer by following the procedures described in this prospectus and the letter of transmittal. Any old notes that have been tendered for exchange but are withdrawn or otherwise not exchanged for any reason will be returned by credit to the accounts at DTC of the applicable DTC participants, without cost to you, promptly after withdrawal of such old notes or expiration or termination of the exchange offer, as the case may be. See “The Exchange Offer—Withdrawal Rights.”

No Appraisal or Dissenters’ Rights	Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Exchange Agent	Regions Bank, the trustee under the indenture governing the notes, is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange	If you do not participate or validly tender your old notes in the exchange offer:

•	you will retain old notes that are not registered under the Securities Act and that will continue to be subject to restrictions on transfer that are described in the legend on the old notes;

•	you will not be able, except in very limited instances, to require us to register your old notes under the Securities Act;

•

you will not be able to resell or transfer your old notes unless they are registered under the Securities Act or unless you resell or transfer them pursuant to an exemption from registration under the Securities Act; and

•	the trading market for your old notes will become more limited to the extent that other holders of old notes participate in the exchange offer.

Material United States Federal Income Tax Considerations	Your exchange of old notes for exchange notes in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms of the exchange notes. For purposes of this portion of the Summary, references to the “Company,” “we,” “our” and “us” refer only to Newmark Group, Inc., and not to its subsidiaries.

Issuer	Newmark Group, Inc.

Notes Offered	$550,000,000 aggregate principal amount of 6.125% Senior Notes due 2023.

Maturity Date	November 15, 2023.

Ranking	The exchange notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured debt and senior in right of payment to our debt that is expressly subordinated to the exchange notes, if any. The exchange notes will rank effectively junior to our secured debt to the extent of the value of the assets securing such debt. The exchange notes will also be structurally subordinated to all debt and other liabilities and commitments (including trade payables) of our subsidiaries.

As of September 30, 2018, we had outstanding approximately $607.6 million of long-term liabilities and $8.6 million of short-term securities loans, and our subsidiaries had approximately $1,131.8 million of secured indebtedness outstanding and approximately $960.7 million of other liabilities.

The indenture pursuant to which the exchange notes will be issued does not limit the amount of debt that we or our subsidiaries may incur. We agreed in the indenture to use the net proceeds from the offering of the old notes (after deducting the initial purchasers’ discount and expenses payable by us in connection with the offering of the old notes) to make loans to our subsidiaries pursuant to one or more promissory notes. We further agreed that for so long as the notes remain outstanding, with respect to any indebtedness for borrowed money we incur after the date of original issuance of the notes in one transaction, or a series of related transactions, having an aggregate principal amount in excess of $25.0 million (the “Incurred Debt”), we will use the net proceeds from such Incurred Debt (after deducting any expenses related to such incurrence) to make loans to our subsidiaries pursuant to one or more promissory notes. So long as the notes are outstanding, (1) the aggregate principal amount of all such promissory notes shall be not less than the amount of the net proceeds from the offering of the notes (or if less, the aggregate principal amount of notes then outstanding), (2) such promissory notes shall bear interest at rates that shall not be less than that borne by the notes and (3) such promissory notes shall have terms not later than the maturity date of the notes; provided, that any transfer of such obligation from one subsidiary to another or any refinancing of any such obligation by another subsidiary shall be permitted from time to time.

Interest and Payment Dates	May 15 and November 15 of each year, commencing May 15, 2019. The interest rate payable on the notes will be subject to adjustments from time to time based on the debt rating assigned by specific rating agencies to the notes. See “Description of Exchange Notes—Interest Rate Adjustment Based on Rating Events.”

Optional Redemption	We may redeem some or all of the exchange notes at any time or from time to time for cash at the applicable redemption prices set forth under “Description of Exchange Notes—Optional Redemption.”

Change of Control; Offer to Repurchase	If a Change of Control Trigger Event described under “Description of Exchange Notes—Offer to Repurchase Upon a Change of Control Triggering Event” occurs, we must offer to repurchase the notes for cash at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of old notes, the terms of which are substantially identical to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

Book-Entry Form	The exchange notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in any of the exchange notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances described below. See “Description of Exchange Notes—Book-Entry System.”

Trustee	The trustee for the exchange notes will be Regions Bank.

Governing Law	The indenture and the old notes are, and the exchange notes will be, governed by the laws of the State of New York.

Risk Factors	You should refer to the section entitled “Risk Factors” and other information included or incorporated by reference in this prospectus for an explanation of certain risks of investing in the exchange notes. See “Risk Factors.”

RISK FACTORS

In addition to the other information included in this prospectus, including the matters addressed under “Forward-Looking Statements,” you should carefully consider the risks described below, as well as the “Risk Factors” section of our latest Annual Report on Form 10-K filed with the SEC, and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein, as well as the other information included in this prospectus, before investing in the exchange notes.

The risks and uncertainties discussed below and in the documents referred to above, as well as other matters discussed in this prospectus and in those documents, could materially and adversely affect our businesses, financial condition, liquidity and results of operations, liquidity and prospects, and the market price of the exchange notes. Moreover, the risks and uncertainties discussed below and in the foregoing documents are not the only risks and uncertainties that we face, and our businesses, financial condition, liquidity and results of operations and the market price of the exchange notes could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our businesses.

Risks Related to the Exchange Notes

The exchange notes will be structurally subordinated to the obligations of our subsidiaries and to any secured indebtedness, and this may limit our ability to satisfy our obligations under the exchange notes.

The exchange notes will be our senior unsecured obligations and will rank equally with all of our other indebtedness that is not expressly subordinated to the notes. As of September 30, 2018, we had outstanding approximately $134.0 million principal amount of senior unsecured indebtedness (exclusive of intercompany debt, trade payables, distributions payable and accrued expenses). However, the exchange notes will be structurally subordinated to all obligations of our subsidiaries and to any secured indebtedness we may incur to the extent of the value of the collateral securing such indebtedness. As of September 30, 2018, our subsidiaries had outstanding approximately $2,574.7 million of other liabilities (including approximately $1,131.8 million of secured indebtedness).

We conduct substantially all of our operations through our subsidiaries. We do not have any material assets other than our direct and indirect ownership in the equity of our operating subsidiaries. As a result, our cash flow and our ability to service our debt, including the exchange notes, are dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Certain regulatory requirements and debt and security agreements entered into by our subsidiaries contain various restrictions, including restrictions on payments by our subsidiaries to us and the transfer by our subsidiaries of assets pledged as collateral. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any of our subsidiaries, we, as an equity owner of such subsidiary, and therefore holders of our debt, including the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors, and any preferred equity holders.

The exchange notes will also be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the collateral securing such indebtedness. As of September 30, 2018, we had no secured indebtedness, and our subsidiaries had approximately $1,131.8 million principal amount of secured indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures such secured indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the exchange notes, until such secured indebtedness is satisfied in full.

There are limited covenants and protections in the indenture.

While the indenture governing the exchange notes contains terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions, these terms are limited and may not be sufficient to protect an investment in the exchange notes. For example, there are no financial covenants in the indenture. As a result, we are not restricted under the terms of the indenture and the exchange notes from entering into transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or our credit ratings, or otherwise adversely affect the holders of the exchange notes.

As described under “Description of Exchange Notes—Offer to Repurchase Upon a Change of Control Triggering Event,” upon the occurrence of a Change of Control Triggering Event, holders are entitled to require us to repurchase their exchange notes for cash at 101% of their principal amount. However, the definition of the term “Change of Control Triggering Event” is limited and does not cover a variety of transactions (such as acquisitions by us, recapitalizations or “going private” transactions by our affiliates) that could negatively affect the value of the exchange notes. A change of control transaction under the indenture may only occur if there is a change in the controlling interest in us. For a Change of Control Triggering Event to occur there must be not only a change of control transaction as defined in the indenture governing the exchange notes, but also a ratings downgrade resulting from such transaction. If we were to enter into a significant corporate transaction that negatively affects the value of the exchange notes, but would not constitute a Change of Control Triggering Event, holders would not have any rights to require us to repurchase the exchange notes prior to their maturity, which also would adversely affect their investment.

Ratings of the exchange notes may not reflect all risks of an investment in the exchange notes and changes in our credit rating could adversely affect the market price of the exchange notes.

Our long-term debt is currently rated by two nationally recognized statistical rating organizations. A debt rating is not a recommendation to purchase, sell or hold the exchange notes. Moreover, a debt rating does not reflect all risks of an investment in the exchange notes and does not take into account market price or suitability for a particular investor. Following the offering, the market price for the exchange notes will be based on a number of factors, including our ratings with major rating agencies. Rating agencies revise their ratings for the companies that they follow from time to time, and our ratings may be revised or withdrawn in their entirety at any time. We cannot be sure that rating agencies will maintain their current ratings. Neither we nor any initial purchaser undertakes any obligation to maintain the ratings or to advise holders of exchange notes of any change in ratings. A negative change in our ratings could have an adverse effect on the market price or liquidity of the exchange notes.

Changes in the credit markets could adversely affect the market price of the exchange notes.

Following completion of the exchange offer, the market price for the exchange notes will be based on a number of factors, including:

•	the prevailing interest rates being paid by other companies similar to us; and

•	the overall condition of the financial markets.

The condition of the credit markets and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the exchange notes.

An active trading market may not develop for the exchange notes, which could adversely affect the price of the exchange notes in the secondary market and your ability to resell the exchange notes should you desire to do so.

The exchange notes are a new issue of securities and there is no established trading market for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange, and we do not expect an active trading market for the exchange notes to develop.

We have been advised by certain of the initial purchasers of the old notes that they presently intend to make a market in the exchange notes after completion of the exchange offer. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot make any assurance as to:

•	the development of an active trading market for the exchange notes;

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the future market prices of the exchange notes will depend on many factors, including prevailing interest rates, our credit ratings published by the rating agencies that rate our indebtedness, the market for similar securities and our operating performance and financial condition. If a trading market does develop, there is no assurance that it will continue. If an active public trading market for the exchange notes does not develop or does not continue, the market price and liquidity of the exchange notes are likely to be adversely affected, and the exchange notes may trade at a discount.

We may not be able to repurchase the exchange notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event (as defined in “Description of Exchange Notes—Offer to Repurchase Upon a Change of Control Triggering Event”), unless we have exercised our right to redeem the exchange notes as described under “Description of Exchange Notes—Optional Redemption,” holders of exchange notes will have the right to require us to repurchase all or any part of their exchange notes at a price in cash equal to 101% of the then-outstanding aggregate principal amount of exchange notes repurchased plus accrued and unpaid interest, if any, on the exchange notes repurchased, to, but excluding, the date of purchase. If we experience a Change of Control Triggering Event, we can offer no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase any or all of the exchange notes should any holder elect to cause us to do so. Our failure to repurchase any exchange notes as required would result in a default under the indenture, which in turn could result in defaults under agreements governing certain of our other indebtedness, including the acceleration of the payment of any borrowings thereunder, and have material adverse consequences for us and the holders of the exchange notes.

Risks Related to the Exchange Offer

If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.

Old notes that you do not validly tender or that we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the old notes in the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering Old Notes.” Because we anticipate that most holders of the old notes will elect to exchange their outstanding old notes, we expect that the liquidity of the market for the old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the outstanding old notes at maturity. Further, following the exchange offer, if you did not exchange your old notes, you generally will not have any further registration rights, and old notes will continue to be subject to certain transfer restrictions.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not validly followed.

We will issue the exchange notes in exchange for your old notes only if you validly tender such old notes before expiration of the exchange offer. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of the old notes for exchange. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such old notes in the exchange offer, you should promptly contact the person through whom your old notes are held and instruct that person to tender the old notes on your behalf.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein or in documents incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “possible,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

Our actual results and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, the factors set forth below:

•	our relationship with Cantor and its affiliates and any related conflicts of interest, or litigation, competition for and retention of brokers and other managers and key employees;

•	limitations on Newmark’s ability to enter into certain transactions in order to preserve the tax-free treatment of the spin-off;

•	our ability to maintain or develop relationships with independently owned offices in our real estate service business;

•	our ability to grow in other geographic regions;

•	our ability to manage and to continue to integrate the Berkeley Point business, which was transferred to us pursuant to the Separation and Distribution Agreement;

•

the impact of our spin-off from BGC and related transactions on our businesses and on our financial results on current or future periods, including with respect to any assumed liabilities or indemnification obligations with respect to such transactions, the integration of any completed acquisitions and the use of proceeds of any completed dispositions;

•

market conditions, including trading volume and volatility, potential deterioration of equity and debt capital markets for commercial real estate and related services, and our ability to access the capital markets;

•	pricing, commissions and fees, and market position with respect to any of our products and services and those of our competitors;

•	the effect of industry concentration and reorganization, reduction of customers and consolidation;

•	liquidity, regulatory, and clearing capital requirements and the impact of credit market events;

•	risks associated with the integration of acquired businesses with our other businesses;

•

risks related to changes in our relationships with the GSEs and the U.S. Department of Housing and Urban Development, changes in prevailing interest rates and the risk of loss in connection with loan defaults;

•	risks related to changes in the future of the GSEs, including changes in the terms of applicable conservatorships and changes in their origination capabilities;

•

economic or geopolitical conditions or uncertainties, the actions of governments or central banks, including uncertainty regarding the nature, timing and consequences of the U.K. exit from the European Union following the referendum and related rulings, including potential reduction in investment in the U.K., and the pursuit of trade, border control or other related policies by the U.S. and/or other countries, political and labor unrest in France and the impact of terrorist acts, acts of war or other violence or political unrest, as well as natural disasters or weather-related or similar events, including recent hurricanes as well as power failures, communication and transportation disruptions, and other interruptions of utilities or other essential services;

•

the effect on our businesses, our clients, the markets in which we operate, and the economy in general of recent changes in the U.S. and foreign tax and other laws, potential policy and regulatory changes from the government in Mexico, possible shutdowns of the U.S. government, sequestrations, uncertainties regarding the debt ceiling and the federal budget, and other potential political policies and impasses;

•

the effect on our businesses of worldwide governmental debt issuances, austerity programs, increases or decreases in deficits, and other changes to monetary policy, and potential political impasses or regulatory requirements, including increased capital requirements for banks and other institutions or changes in legislation, regulations and priorities;

•

extensive regulation of our businesses and clients, changes in regulation relating to commercial real estate and other industries, and risks relating to compliance matters, including regulatory examinations, inspections, investigations and enforcement actions, and any resulting costs, increased financial and capital requirements, enhanced oversight, fines, penalties, sanctions, and changes to our restrictions or limitations on specific activities, operations, compensatory arrangements, and growth opportunities, including acquisitions, hiring, and new businesses, products, or services, as well as risks related to our taking actions to ensure that we and Newmark Holdings are not deemed investment companies under the Investment Company Act of 1940;

•	factors related to specific transactions or series of transactions as well as counterparty failure;

•

costs and expenses of developing, maintaining and protecting our intellectual property, as well as employment and other litigation and their related costs, including related to acquisitions and other matters, including judgments or settlements paid or received and the impact thereof on our financial results and cash flow in any given period;

•	our ability to obtain additional financing, including to refinance our indebtedness, and the risks of the resulting leverage, as well as interest and currency rate fluctuations;

•

certain other financial risks, including the possibility of future losses, indemnification obligations, assumed liabilities, reduced cash flow from operations, increased leverage and the need for short- or long-term borrowings, including from Cantor, or other sources of cash relating to acquisitions, dispositions, or other matters, potential liquidity and other risks relating to our ability to obtain additional financing or refinancing of existing debt on terms acceptable to us, if at all, and risks of the resulting leverage, including potentially causing a reduction in our credit ratings and the associated outlooks and increased borrowing costs, including as a result of the acquisition and transfer to us of Berkeley Point, as well as interest rate and foreign currency exchange rate fluctuations;

•

risks associated with the temporary or longer-term investment of our available cash, including defaults or impairments on our investments, stock loans or cash management vehicles and collectability of loan balances owed to us by partners, employees, or others;

•	our ability to enter new markets or develop new products or services and to induce customers to use these products or services and to secure and maintain market share;

•

our ability to enter into marketing and strategic alliances and business combinations or other transactions, including acquisitions, dispositions, reorganizations, partnering opportunities and joint ventures, and the integration of any completed transactions;

•

our estimates or determinations of potential value with respect to various assets or portions of our business, including with respect to the accuracy of the assumptions or the valuation models or multiples used;

•	our ability to hire and retain personnel, including brokers, salespeople, managers, and other professionals;

•	our ability to effectively manage any growth that may be achieved, while ensuring compliance with all applicable financial reporting, internal control, legal compliance, and regulatory requirements;

•

our ability to identify and remediate any material weaknesses in our internal controls that could affect our ability to prepare financial statements and reports in a timely manner, control our policies, practices and procedures, operations and assets, assess and manage our operational, regulatory and financial risks, and integrate our acquired businesses and brokers, salespeople, managers and other professionals;

•	the effectiveness of our risk management policies and procedures, and the impact of unexpected market moves and similar events; and

•

information technology risks, including capacity constraints, failures, or disruptions in our systems or those of clients, counterparties, or other parties with which we interact, including cybersecurity risks and incidents, compliance with regulations requiring data minimization and protection and preservation of records of access and transfers of data, privacy risk and exposure to potential liability and regulatory focus.

The foregoing risks and uncertainties, as well as those risks and uncertainties referred to under the heading “Risk Factors” and those incorporated by reference herein, may cause actual results to differ materially from the forward-looking statements. The information included or incorporated by reference is given as of the respective dates of this prospectus or the documents incorporated by reference into this prospectus, and future events or circumstances could differ significantly from such information. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are also available to the public from the SEC’s website at www.sec.gov.

Our website address is www.ngkf.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of Cantor, our directors and our executive officers; and amendments to those documents. Our website also contains additional information with respect to our industry and businesses. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

We “incorporate by reference” the documents listed below. The information that we incorporate by reference is considered to be part of this prospectus. Specifically, we incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on March 20, 2018;

•	Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on April 30, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 15, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed on August 14, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed on November 14, 2018;

•	our Definitive Proxy Statement on Schedule 14A for our 2018 Annual Meeting of Stockholders filed on August 14, 2018;

•	our Current Report on Form 8-K filed on March 7, 2018;

•	our Current Report on Form 8-K filed on May 3, 2018 (other than as indicated therein);

•	our Current Report on Form 8-K, filed on June 20, 2018;

•	our Current Report on Form 8-K, filed on July 3, 2018;

•	our Current Report on Form 8-K, filed on August 2, 2018 (other than as indicated therein);

•	our Current Report on Form 8-K, filed on August 7, 2018;

•	our Current Report on Form 8-K, filed on September 5, 2018;

•	our Current Report on Form 8-K, filed on September 26, 2018;

•	our Current Report on Form 8-K, filed on September 28, 2018;

•	our Current Report on Form 8-K, filed on October 25, 2018 (other than as indicated therein);

•	our Current Report on Form 8-K, reporting information under Item 8.01 of Form 8-K, filed on October 25, 2018;

•	our Current Report on Form 8-K, filed on November 2, 2018;

•	our Current Report on Form 8-K, filed on November 8, 2018;

•	our Current Report on Form 8-K, filed on November 13, 2018;

•	our Current Report on Form 8-K, filed on November 16, 2018;

•	our Current Report on Form 8-K, filed on November 27, 2018;

•	our Current Report on Form 8-K, filed on November 30, 2018;

•	our Current Report on Form 8-K, filed on December 6, 2018; and

•	our Current Report on Form 8-K, filed on December 20, 2018 (other than as indicated therein).

We also incorporate by reference into this prospectus all documents (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after (1) the date of this registration statement and prior to its effectiveness and (2) prior to the completion of the exchange offer covered by this prospectus.

Any statement contained herein or in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of these documents, at no cost to you, from our website (www.ngkf.com), or by writing or telephoning us at the following address:

Investor Relations

Newmark Group, Inc.

125 Park Avenue

New York, New York 10017

(212) 610-2426

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We issued $550,000,000 aggregate principal amount of the old notes in a private placement on November 6, 2018. The old notes were issued, and the exchange notes will be issued, under a base indenture dated as of November 6, 2018, as supplemented by a supplemental indenture, dated as of November 6, 2018 (collectively, the “indenture”), between us and Regions Bank, as trustee. In connection with the private placement, we entered into a registration rights agreement, which requires that we file this registration statement under the Securities Act with respect to the exchange notes to be issued in the exchange offer and, upon the effectiveness of this registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend, and except as set forth below, you may resell or otherwise transfer them without registration under the Securities Act. After we complete the exchange offer, our obligation to register the exchange of exchange notes for old notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, including Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993), subject to the limitations described in the succeeding three paragraphs, we believe that you may resell or otherwise transfer the exchange notes issued to you in the exchange offer without compliance with the registration and prospectus delivery requirements of the Securities Act. Our belief, however, is based on your representations to us that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are not our “affiliate” as that term is defined in Rule 405 under the Securities Act;

•	you are not a broker-dealer tendering old notes acquired directly from us for your own account; and

•	you are not acting on behalf of any person that could not truthfully make these representations.

If you cannot make the representation described above, you may not participate in the exchange offer, you may not rely on the staff’s interpretations discussed above, and you must, in the absence of an exemption therefrom, comply with registration and the prospectus delivery requirements of the Securities Act in order to resell your old notes.

Each broker-dealer that receives exchange notes for its own account in the exchange offer for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes received in the exchange offer. See “Plan of Distribution.”

We have not asked the staff for a no-action letter in connection with the exchange offer, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you will not receive freely tradeable exchange notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect to have your old notes registered for resale on a “shelf” registration statement pursuant to Rule 415 under the Securities Act. In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years following the date of original issuance of the old notes or such shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See “—Procedures for Tendering Old Notes.”

Consequences of Failure to Exchange

If you do not participate or validly tender your old notes in the exchange offer:

•	you will retain your old notes that are not registered under the Securities Act and they will continue to be subject to restrictions on transfer that are described in the legend on the old notes;

•

you will not be able to require us to register your old notes under the Securities Act unless, as set forth above, you do not receive freely tradable exchange notes in the exchange offer or are not eligible to participate in the exchange offer, and we are obligated to file a shelf registration statement;

•

you will not be able to resell or otherwise transfer your old notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and

•	the trading market for your old notes will become more limited to the extent that other holders of old notes participate in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer; however, old notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will issue $1,000 principal amount of the exchange notes in exchange for each $1,000 principal amount of the old notes accepted in the exchange offer. The exchange notes issued to you in the exchange offer will be delivered by credit to the accounts at DTC of the applicable DTC participants.

The form and terms of the exchange notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the exchange notes, and the exchange notes will not provide for the payment of additional interest in the event of a registration default. In addition, the exchange notes will bear a different CUSIP number than the old notes (except for old notes sold pursuant to the shelf registration statement described above). The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes.

As of the date of this prospectus, $550,000,000 aggregate principal amount of the old notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered old notes if and when we have given oral (any such oral notice to be promptly confirmed in writing) or written notice of our acceptance to Regions Bank, the exchange agent for the exchange offer. The exchange agent will act as our agent for the purpose of receiving from us the exchange notes for the tendering noteholders. If we do not accept any tendered old notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return such old notes by credit to the accounts at DTC of the applicable DTC participants, without expense, to the tendering noteholder as promptly as practicable after the expiration date of the exchange offer.

You will not be required to pay brokerage commissions or fees or transfer taxes, except as set forth under “—Transfer Taxes,” with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Amendment

The expiration date for the exchange offer will be 5:00 p.m., New York City time, on March 5, 2019 unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not currently intend to extend the exchange offer, however, although we reserve the right to do so. If we extend the exchange offer, we will give oral (any such oral notice to be promptly confirmed in writing) or written notice of the extension to the exchange agent and give each registered holder of old notes notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

We also reserve the right, in our sole discretion:

•	to accept tendered old notes upon the expiration of the exchange offer, and extend the exchange offer with respect to untendered old notes;

•

to delay accepting any old notes or, if any of the conditions set forth under “—Conditions” have not been satisfied or waived, to terminate the exchange offer by giving oral (any such oral notice to be promptly confirmed in writing) or written notice of such delay or termination to the exchange agent; or

•	to amend or waive the terms and conditions of the exchange offer in any manner by complying with Rule 14e-l(d) under the Exchange Act, to the extent that rule applies.

We will notify you as promptly as we can of any extension, termination or amendment. In addition, we acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to issue the exchange notes, or return the old notes tendered for exchange, promptly after the termination or withdrawal of the exchange offer.

Procedures for Tendering Old Notes

The old notes are represented by global securities without interest coupons in fully registered form, registered in the name of Cede & Co., as nominee for DTC. Beneficial interests in the global securities are held by direct or indirect participants in DTC through certificateless depositary interests and are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants. You will not be entitled to receive certificated old notes in exchange for your beneficial interest in these global securities except in limited circumstances described in “Description of Exchange Notes—Book-Entry System.”

Accordingly, you must tender your old notes pursuant to DTC’s ATOP procedures. As the DTC’s ATOP system is the only method of processing exchange offers through DTC, you must instruct a participant in DTC to transmit to the exchange agent on or prior to the expiration date for the exchange offer a computer-generated message transmitted by means of the ATOP system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal, instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through the ATOP system, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of, and agrees to be bound by, the letter of transmittal, including the representations to us described above under “—Purpose and Effect of the Exchange Offer,” and be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

If you hold old notes through a broker, dealer, commercial bank, trust company, other financial institution or other nominee (an “intermediary”) and you wish to tender your old notes, you should contact such intermediary promptly and instruct such intermediary to tender on your behalf. So long as the old notes are in book-entry form represented by global securities, old notes may only be tendered by your intermediary pursuant to DTC’s ATOP procedures.

If you tender an old note and you do not properly withdraw the tender prior to the expiration date, you will have made an agreement with us to participate in the exchange offer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to certain old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

You must cure any defects or irregularities in connection with tenders of your old notes within the time period that we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your old notes will be returned to you unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer, if:

•	you invalidly tender your old notes;

•	you have not cured any defects or irregularities in your tender; and

•	we have not waived those defects, irregularities or invalid tender.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for, or offer exchange notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

•	terminate the exchange offer; and

•	to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases of or offers for old notes could differ from the terms of the exchange offer.

In all cases, the issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of a timely book-entry confirmation of your old notes into the exchange agent’s account at DTC, a computer-generated message instead of the Letter of Transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you indicate your desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you by credit to the accounts at DTC of the applicable DTC participant, as promptly as practicable after rejection of tender or the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes being tendered by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Any DTC participant wishing to tender old notes in the exchange offer (whether on its own behalf or on behalf of the beneficial owner of old notes) should transmit its acceptance to DTC sufficiently far in advance of the expiration of the exchange offer so as to permit DTC to take the following actions prior to 5:00 p.m., New York City time, on the expiration date. DTC will verify such acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent a confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include a confirmation that such DTC participant acknowledges and agrees (on behalf of itself and on behalf of any beneficial owner of the applicable old notes) to be bound by the letter of transmittal. All of the foregoing, together with any other required documents, must be delivered to and received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

No Guaranteed Delivery Procedures

Guaranteed delivery procedures are not available in connection with the exchange offer.

Withdrawal Rights

You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For your withdrawal to be effective, the exchange agent must receive an electronic ATOP transmission of the notice of withdrawal, or in the case of certificated old notes, a written or facsimile transmission of the notice of withdrawal at its address set forth below under “—Exchange Agent,” in either case, prior to 5:00 p.m., New York City time, on the expiration date.

The notice of withdrawal must:

•	specify the name and DTC account number of the DTC participant that tendered such old notes;

•	specify the principal amount of old notes to be withdrawn;

•	specify the name and account number of the DTC participant to which the withdrawn old notes should be credited; and

•	contain a statement that the holder is withdrawing its election to have the old notes exchanged.

We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes that have been withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are withdrawn and not exchanged will be returned by credit to the account at DTC of the applicable DTC participant without cost as soon as practicable after withdrawal. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

No Appraisal or Dissenters’ Rights

You do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Conditions

Notwithstanding any other provision of the exchange offer, and subject to our obligations under the related registration rights agreement, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any one of the following events occurs:

•	any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to complete the exchange offer; or

•	the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required, in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes validly tendered, and no exchange notes will be issued in exchange for any tendered old notes, if, at the time the old notes are tendered, any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

We have appointed Regions Bank as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

Regions Bank, as Exchange Agent

By Registered or Certified Mail, Overnight Delivery on or before

5:00 p.m. New York City Time on the Expiration Date:

Regions Bank

1180 West Peachtree Street

Suite 1200

Atlanta, GA 30309

Attention: Corporate Trust Department

For Information or Confirmation by Telephone Call:

(404) 581-3742

By Facsimile Transmission

(for Eligible Institutions only):

(404) 581-3370

DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

The exchange agent also acts as trustee under the indenture.

Fees and Expenses

We will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person, by email or by telephone by our officers and employees.

We will pay the estimated cash expenses to be incurred in connection with the exchange offer. These are estimated in the aggregate to be approximately $100,000, which includes fees and expenses of the exchange agent and accounting, legal, printing and related fees and expenses.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with a tender of your old notes unless exchange notes are to be registered in the name of, or old notes not tendered or not accepted in the exchange offer are to be returned to, a person other than the registered tendering holder of the old notes, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax. In addition, tendering holders will be responsible for any transfer tax imposed for any reason other than the transfer of old notes to, or upon the order of, the Company pursuant to the exchange offer.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the notes under generally accepted accounting principles in the United States of America (“GAAP”).

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of old notes, the terms of which are substantially identical to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

DESCRIPTION OF EXCHANGE NOTES

We issued the old notes, and will issue the exchange notes, under a base indenture, dated as of November 6, 2018, as supplemented by a supplemental indenture, dated as of November 6, 2018 (collectively, the “indenture”), between us and Regions Bank, as trustee (the “Trustee”). Unless the context otherwise requires, for all purposes of the indenture and this “Description of Exchange Notes,” references to the notes (which shall constitute a single series of notes under the indenture) include the old notes and the exchange notes. The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part, because it, and not this description, defines your rights as holders of the notes.

Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes or the indenture, as applicable. In this description, the terms the “Company,” “we,” “us” and “our” refer only to Newmark Group, Inc. and not to any of its subsidiaries.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

General

The old notes are, and the exchange notes will be, our senior unsecured obligations ranking equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The notes will mature on November 15, 2023, unless previously redeemed or repurchased in full by us as provided below under “—Optional Redemption” or “—Offer to Repurchase Upon a Change of Control Triggering Event.” The exchange notes and the old notes that remain outstanding after the exchange offer will be a single series under the indenture.

The old notes bear, and the exchange notes will bear, interest at the rate of 6.125% per annum from November 6, 2018, to the stated maturity or date of earlier redemption. Interest on the notes will be payable semi-annually in arrears on each May 15 and November 15, commencing on May 15, 2019, to the persons in whose names such notes were registered at the close of business on the immediately preceding May 1 and November 1 (whether or not a business day), respectively.

Interest payments in respect of the notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid or duly provided for with respect to the notes), to, but excluding, the applicable interest payment date or stated maturity date or date of early redemption, as the case may be. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The principal and interest (including any additional interest), if any, on the notes will be payable through The Depository Trust Company, which we refer to as “Depository,” as described under “—Same-Day Funds Settlement and Payment.”

If an interest payment date or the stated maturity date or date of early redemption of the notes falls on a Saturday, Sunday or other day on which banking institutions in The City of New York or place of payment are authorized or obligated by law or executive order to close, the required payment due on such date will instead be made on the next business day. No further interest will accrue as a result of such delayed payment.

We issued the old notes initially in an aggregate principal amount of $550.0 million. The indenture does not limit the aggregate principal amount of the debt securities which we may issue thereunder and provides that we may issue debt securities thereunder from time to time in one or more series. We may, from time to time, without the consent of or notice to holders of the notes, issue and sell additional debt securities ranking equally and ratably with the notes in all respects and having the same terms as the notes (other than the issue date, and to the extent applicable, issue price, initial date of interest accrual and initial interest payment date of such additional debt securities), so that such additional debt securities shall be consolidated and form a single series with the notes for all purposes, including voting; provided, that such additional debt securities are fungible with the previously issued notes for U.S. federal income tax purposes.

We agreed in the indenture that for so long as the notes remain outstanding, in relation to the indebtedness incurred by the offering of the old notes and any indebtedness for borrowed money we incur after the date of original issuance of the notes in one transaction, or a series of related transactions, having an aggregate principal amount in excess of $25.0 million (the “Incurred Debt”), we will use the net proceeds from such Incurred Debt (after deducting any expenses related to such incurrence) to make loans to our subsidiaries pursuant to one or more promissory notes. So long as the notes are outstanding, (1) the aggregate principal amount of all such promissory notes shall be not less than the amount of the net proceeds from such issuance of Incurred Debt (or if less, the aggregate principal amount of notes then outstanding), (2) such promissory notes shall bear interest at rates that shall not be less than that borne by the related Incurred Debt and (3) such promissory notes shall have terms not later than the maturity date of the related Incurred Debt; provided, that any transfer of such obligation from one subsidiary to another or any refinancing of any such obligation by another subsidiary shall be permitted from time to time.

The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by us or the security registrar) or exchanged for other notes (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by us for such purposes (initially the corporate trust office of the Trustee). Such transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. Prior to the due presentment of a note for registration of transfer, we, the Trustee and any other agent of ours or the Trustee may treat the registered holder of each note as the owner of such note for the purpose of receiving payments of principal of and interest on such note and for all other purposes whatsoever.

The indenture does not contain any provisions that would limit our ability to incur unsecured indebtedness or that would afford holders of the notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or the credit rating of the notes.

The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Optional Redemption

The notes may be redeemed in whole at any time or in part from time to time, at our option, as described below.

If the notes are redeemed prior to the date that is one month prior to the stated maturity date for the notes, the redemption price for the notes to be redeemed will be equal to the greater of (i) 100% of the aggregate principal amount of the notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below), plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date, subject to the rights of holders of the notes to be redeemed on the relevant record date to receive interest due on the relevant interest payment date. In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Notes Reinvestment Rate. The Trustee will have no duty to determine or verify the redemption price.

If the notes are redeemed on or after the date that is one month prior to the stated maturity date for the notes, the redemption price for the notes to be redeemed will equal 100% of the principal amount of such notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The following terms are relevant to the determination of the redemption price:

“Notes Reinvestment Rate” means 0.50%, or 50 basis points, plus the arithmetic mean (rounded to the nearest one-hundredth of one percent) of the yields displayed for each day in the preceding calendar week published in the most recent Statistical Release under the caption “Treasury constant maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to the date that is one month prior to the stated maturity date for the notes as of the date of redemption. If no maturity exactly corresponds to such remaining life to maturity, yields for the two published maturities most closely corresponding to such remaining life to the date that is one month prior to the stated maturity date shall be calculated pursuant to the immediately preceding sentence and the Notes Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption, to and including the date that is one month prior to the stated maturity date for the notes; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Statistical Release” means that statistical release designated “H.15” or any successor publication that is published daily by the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturities, or, if such statistical release (or a successor publication) is not published at the time of any determination under the indenture, then such other reasonably comparable index that shall be designated by us. For the purpose of calculating the Notes Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Notes Reinvestment Rate shall be used.

Offer to Repurchase Upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part (in minimum original principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the then-outstanding aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and the indenture and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the Trustee an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the notes properly accepted together with a certificate executed by us, stating the aggregate principal amount of notes or portions of notes being purchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The change of control feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the notes, but that could increase the amount of our indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means that both Rating Agencies (as defined below) shall have ceased to rate the notes at an Investment Grade Rating on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings change). If a Rating Agency is not providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated an Investment Grade Rating by such Rating Agency during that Trigger Period.

A “Change of Control” will be deemed to have occurred at such time after the original issuance of the old notes when any of the following has occurred:

(1)

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries, our and their respective employee benefit plans and any Permitted Holder, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our capital stock representing, in the aggregate, more than 50% of the voting power of all classes of our capital stock; or

(2)

one or more Permitted Holders shall cease to (i) own and control, beneficially, capital stock of ours that possesses the voting power under normal circumstances to cast 50% or more of the total votes entitled to be cast for the election of directors of ours; or (ii) have the voting power or the contractual right to elect a majority of our directors; or

(3)	our liquidation or dissolution or the stockholders of the Company approve any plan or proposal for our liquidation or dissolution; or

(4)	any conveyance, transfer, sale, lease or other disposition of all or substantially all of the properties and assets of ours to another person, other than:

•	any transaction:

(i)	that does not result in any reclassification, conversion, exchange or cancellation of our outstanding equity interests; or

(ii)

pursuant to which holders of our outstanding equity interests, immediately prior to the transaction, have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all equity interests entitled to vote generally in elections of directors or managers of the continuing or surviving or successor entity immediately after giving effect to such issuance; or

•

any transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of organization and resulting in a reclassification, conversion or exchange of our outstanding equity interests, if at all, solely into outstanding equity interests of the surviving entity or a direct or indirect parent of the surviving entity; or

•

any conveyance, transfer, sale, lease or other disposition with or into any of our subsidiaries, so long as such conveyance, transfer, sale, lease or other disposition is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with, or conveying, transferring, selling, leasing or disposing all or substantially all our properties and assets to, any other person.

Notwithstanding the foregoing, no Change of Control will be deemed to have occurred in the event any successor issuer of the notes shall be a corporation so long as one or more Permitted Holders shall maintain the beneficial ownership of shares of the capital stock of such successor possessing the voting power under normal circumstances to elect, or one or more Permitted Holders shall have the contractual right to elect, a majority of the directors of such successor corporation. Notwithstanding the foregoing, a transaction will not be deemed to result in a Change of Control if (a) Cantor Fitzgerald L.P. becomes a wholly owned subsidiary of a holding company and (b) the holders of the voting capital stock of such holding company immediately following that transaction are substantially the same as the holders of Cantor Fitzgerald L.P.’s voting partnership interests immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch or BBB- (or the equivalent) by S&P.

“Permitted Holder” means Howard W. Lutnick, any Person controlled by him or any trust established for Mr. Lutnick’s benefit or for the benefit of his spouse, any of his descendants or any of his relatives, in each case, so long as he is alive and, upon his death or incapacity, any person who shall, as a result of Mr. Lutnick’s death or incapacity, become a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Company’s capital stock by operation of a trust, by will or the laws of descent and distribution or by operation of law.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or agency or political subdivision thereof.

“Rating Agencies” means (1) each of Fitch and S&P; and (2) if either of Fitch or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

Interest Rate Adjustment Based on Rating Events

The interest rate payable on the notes will be subject to adjustments from time to time if either S&P or Fitch or, if either of S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available, in each case for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected pursuant to the definition of “rating agencies” (a “substitute rating agency”), downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes, in the manner described below.

If the rating assigned by S&P (or any substitute rating agency therefor) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase such that it will equal the interest rate payable on the notes on the date of their initial issuance plus the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “—Fitch Rating Percentage”):

S&P Rating*	Percentage
BB	0.25%
BB-	0.50%
B+	0.75%
B or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If the rating assigned by Fitch (or any substitute rating agency therefor) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase such that it will equal the interest rate payable on the notes on the date of their initial issuance plus the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “—S&P Rating Percentage”):

Fitch Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If at any time the interest rate on the notes has been increased and either S&P or Fitch (or, in either case, a substitute rating agency therefor), as the case may be, subsequently upgrades its rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes equals the interest rate payable on the notes on the date of their initial issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the upgrade in rating. If S&P (or any substitute rating agency therefor) subsequently upgrades its rating of the notes to BB+ (or its equivalent, in the case of a substitute rating agency) or higher, and Fitch (or any substitute rating agency therefor) upgrades its rating to BBB- (or its equivalent, in the case of a substitute rating agency) or higher, the interest rate on the notes will be decreased to the interest rate payable on the notes on the date of their initial issuance (and if one such upgrade occurs and the other does not, the interest rate on the notes will be decreased so that it does not reflect any increase attributable to the upgrading rating agency). In addition, the interest rates on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent downgrade in the ratings by either or both rating agencies) if the notes become rated BBB+ (or, in either case, the equivalent thereof, in the case of a substitute rating agency) or higher by S&P and Fitch (or, in either case, a substitute rating agency therefor), respectively (or one of these ratings if the notes are only rated by one rating agency).

Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of S&P or Fitch (or, in either case, a substitute rating agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their initial issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their initial issuance.

No adjustments in the interest rate of the notes shall be made solely as a result of a rating agency ceasing to provide a rating of the notes. If at any time S&P or Fitch ceases to provide a rating of the notes, we will use our commercially reasonable efforts to obtain a rating of the notes from a substitute rating agency, if one exists, in which case, for purposes of determining any increase or decrease in the interest rate on the notes pursuant to the tables above (a) such substitute rating agency will be substituted for the last rating agency to provide a rating of the notes but which has since ceased to provide such rating, (b) the relative rating scale used by such substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute rating agency, such ratings will be deemed to be the equivalent ratings used by S&P or Fitch, as applicable, in such table and (c) the interest rate on the notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the notes on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the deemed equivalent rating from such substitute rating agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency).

For so long as only one rating agency provides a rating of the notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the rating agency providing the rating shall be twice the applicable percentage set forth in the applicable table above. For so long as neither S&P nor Fitch (nor, in either case, a substitute rating agency therefor) provides a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their initial issuance.

Any interest rate increase or decrease described above will take effect from the first interest payment date following the date on which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next interest payment date following the date on which a rating change occurs. If S&P or Fitch (or, in either case, a substitute rating agency therefor) changes its rating of the notes more than once prior to any particular interest payment date, the last change by such agency prior to such interest payment date will control for purposes of any interest rate increase or decrease with respect to the notes described above relating to such rating agency’s action. If the interest rate payable on the notes is increased as described above, the term “interest,” as used with respect to the notes, will be deemed to include any such additional interest unless the context otherwise requires.

We will advise the trustee and the holders of any occurrence of a rating change that requires an interest rate increase or decrease described above.

Certain Covenants

Limitations on Liens on Stock of Subsidiaries

Under the indenture, we will covenant that, so long as any of the notes are outstanding, we will not, and we will not permit any Designated Subsidiary to, create, assume, incur, guarantee or otherwise permit to exist any

Indebtedness secured by any mortgage, pledge, lien, security interest or other encumbrance (a “Lien”) upon any shares of capital stock of any Designated Subsidiary directly or indirectly held by us (whether such capital stock is now owned or hereafter acquired) without effectively providing concurrently that the notes (and, if we so elect, any other Indebtedness of ours that is not subordinate to the notes and with respect to which the governing instruments of such Indebtedness require us, or pursuant to which we are otherwise obligated, to provide such security) will be secured equally and ratably with, or prior to, such Indebtedness for at least the time period such other Indebtedness is so secured. The foregoing will not apply to Liens on the securities of any entity existing at the time it becomes a Designated Subsidiary (and any extensions, renewals or replacements thereof).

For purposes of the indenture, “capital stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including preferred stock, but excluding any debt securities convertible into such equity.

The term “Designated Subsidiary” shall mean each of (i) Newmark Holdings, L.P., (ii) Newmark & Company Real Estate, Inc., (iii) Newmark Partners, L.P. and (iv) any other direct or indirect subsidiary now owned or hereafter acquired by us for which (a) the Net Assets constitute, as of the last day of the most recently ended fiscal quarter, 5% or more of our Total Stockholders’ Equity or (b) the net revenues constitute, as of the last day of the most recently ended fiscal quarter, 10% or more of the consolidated net revenues of ours during the most recently ended period of four consecutive fiscal quarters; provided, however, that the following shall not be Designated Subsidiaries:

(1)	any Person in which the Company or any of its Subsidiaries does not own sufficient equity or voting interests to elect a majority of the directors (or persons performing similar functions);

(2)	any Person whose financial results would not be consolidated with those of the Company and its consolidated subsidiaries in accordance with GAAP; and

(3)	any subsidiary of any Person described in clauses (1) and (2) above.

The term “Indebtedness” means, without duplication, with respect to any Person, whether or not contingent:

(1)

the principal of and any premium and interest on (a) indebtedness of such Person for money borrowed or (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2)	all capitalized lease obligations of such Person;

(3)

all obligations of such Person incurred or assumed as the deferred purchased price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any banker’s acceptance, bank guarantees, surety bonds or similar credit transaction; and

(5)	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (1) through (4) above;

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP; provided, however, the term “Indebtedness” includes all of the following items, whether or not any such items would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP:

(i)	all Indebtedness of others secured by any Lien on any property or asset of such Person (whether or not such Indebtedness is assumed by such Person);

(ii)	to the extent not otherwise included, any guarantee by such person of Indebtedness of any other Person; and

(iii)	preferred stock or other equity interests providing for mandatory redemption or sinking fund or similar payments issued by any subsidiary of such Person.

The term “Net Assets” means, with respect to any Person, the excess (if positive) of (a) such Person’s consolidated assets over (b) such Person’s consolidated liabilities, in each case determined in accordance with GAAP.

The term “Total Stockholders’ Equity” shall mean, as of the date of determination, without duplication, all items which in conformity with GAAP would be included under total stockholders’ equity on our consolidated statement of financial condition. For purposes of any determination of total stockholders’ equity, we may include the amount of any capital to be returned pursuant to the terms of the Agreement of Limited Partnership of Newmark Holdings, L.P., (the “Partnership Agreement”), as amended from time to time, to any limited or general partner who has been terminated or withdrawn until such time as the amount of such partner’s capital has been paid to such limited or general partner pursuant to the terms of the Partnership Agreement plus, without duplication, redeemable partnership interests representing former partner’s equity in us. For the avoidance of doubt, Total Stockholders’ Equity is inclusive of non-controlling interests in subsidiaries on our consolidated statement of financial condition.

Consolidation, Merger or Sale

We may not consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any Person unless either (a) we will be the continuing entity or (b) the successor entity or Person to which our assets are transferred or leased is an entity organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations on the notes and under the indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the indenture shall have occurred and be continuing. Subject to certain exceptions, when the Person to whom our assets are transferred or leased has assumed our obligations under the notes and the indenture, we will be discharged from all our obligations under the notes and the indenture, except in limited circumstances.

This covenant does not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control was structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Modification, Amendment or Waiver

We may from time to time amend or supplement the indenture and the notes without the consent of registered holders to, among other things, (i) modify the restrictions on and procedures for resale, attempted resale, and other transfers of the notes or interests therein to reflect any change in applicable law or regulation (or interpretation thereof) or in practices relating to the resale or transfer of restricted securities generally or (ii) cure any ambiguity, omission, mistake or defect, correct or supplement any provision of the indenture or any note that may be inconsistent with any other provision in the indenture or the notes or make any change, provided, however, that any such cure, correction, supplement or other change shall not adversely affect the interests of the holders of the notes in any material respect.

With certain exceptions, we may make modifications and amendments of the indenture with the consent of the registered holders of not less than a majority in aggregate principal amount of the notes of a series at the time outstanding under the indenture. Compliance with certain covenants may be waived on behalf of registered holders of debt securities of a series, either generally or in a specific instance and either before or after the time for compliance with those covenants, with the consent of holders of not less than a majority in aggregate principal amount of the then-outstanding notes of such series. Nevertheless, without the consent of each registered holder of the notes affected thereby, no such modification or amendment may, among other things, reduce the principal of or interest on any of the outstanding notes, extend the stated maturity of the notes, change the interest payment dates or terms of payment for the notes, or reduce the percentage of registered holders necessary to modify or amend the indenture and the notes.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indenture with respect to the notes, means any of the following:

•	failure to pay interest (including any additional interest) for 30 days after the date payment on any note is due and payable;

•	failure to pay principal or premium, if any, on any note when due, either at maturity, upon any redemption, by declaration or otherwise;

•

a default by us in the payment in respect of any Indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or similar instrument, in an aggregate principal amount of at least $75 million beyond any applicable grace period, or default in the performance or compliance with any term respecting such debt, if as a consequence such debt becomes due and payable before its stated maturity, and such default shall not have been rescinded or annulled or such indebtedness shall not have been discharged and such default continues for a period of 15 consecutive days after written notice to us by the Trustee or the holders of not less than 25% in aggregate principal amount of the notes;

•	failure by us to perform any other covenant in the indenture or the notes (“other covenants”) for 90 days after notice that performance was required; or

•	events related to our bankruptcy, insolvency, reorganization or liquidation.

If an Event of Default relating to the payment of interest (including any additional interest) or principal with respect to the notes has occurred and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes may declare the entire principal of the notes to be due and payable immediately.

If an Event of Default relating to the performance of other covenants occurs and is continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the notes may declare the entire principal amount of the notes to be due and payable immediately.

The holders of not less than a majority in aggregate principal amount of the notes may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences.

If an Event of Default relating to events of our bankruptcy, insolvency, reorganization or liquidation occurs and is continuing, then the principal amount of the notes outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the Trustee or any holder.

The indenture imposes limitations on suits brought by holders of notes against us. Except as provided below, no holder of notes may institute any action against us under the indenture unless:

•	the holder has previously given to the Trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the notes have requested in writing that the Trustee institute the action;

•	the requesting holders have offered the Trustee security or indemnity satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

•	the Trustee has not instituted the action within 60 days after the request; and

•	the Trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding notes.

Notwithstanding the foregoing, each holder of notes of any series has the right, which is absolute and unconditional, to receive payment of the principal of, and premium and interest, if any, on, the notes when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of notes.

We will be required to file annually with the Trustee a certificate, signed by an officer of the Company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the indenture and the notes as set forth below.

We may discharge our obligations to holders of notes that have not already been delivered to the Trustee for cancellation and that have become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the Trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest on, the notes.

We may also discharge any and all of our obligations to holders of notes at any time (“legal defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect legal defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the Trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due (whether at maturity, upon redemption, or otherwise) the principal of, and premium, if any, and interest on all outstanding notes; and

•

we deliver to the Trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders and beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and that legal defeasance or covenant defeasance will not otherwise alter the holders’ and beneficial owners’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the notes, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law issued or pronounced after the date of this prospectus.

Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any notes, to replace any temporary, mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes or any of our other obligations that expressly survive any defeasance or termination.

Book-Entry System

The certificates representing the notes will be issued in the form of one or more fully-registered global notes without coupons (the “Global Note”) and will be deposited with, or on behalf of, the Depository and registered in the name of Cede & Co., as the nominee of the Depository. Except in limited circumstances, the notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual notes represented thereby, any interests in the Global Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee of the Depository to a successor depository or any nominee of such successor.

The Depository is under no obligation to provide its services as depositary for the certificates of any series and may discontinue providing its services at any time. Neither we nor the Trustee will have any responsibility for the performance by the Depository or its direct or indirect participants under the rules and procedures governing the Depository. As noted above, owners of beneficial interests in the Global Note will not receive certificates representing their interests. However, we will prepare and deliver certificates for the notes of that series in exchange for beneficial interests in the Global Note if:

•

the Depository notifies us that it is unwilling or unable to continue as a depositary for the Global Note of any series or if the Depository ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after the notification or of our becoming aware of the Depository’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have the notes of any series represented by one or more Global Notes; or

•

an Event of Default has occurred and is continuing with respect to the debt securities of any series, and the Depository wishes to exchange such Global Note for definitive certificated debt securities.

Any beneficial interest in a Global Note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the Depository shall direct. It is expected that these directions will be based upon directions received by the Depository from its participants with respect to ownership of beneficial interests in the Global Note.

The Depository has advised us that the Depository is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants (“Direct Participants”) deposit with the Depository. The Depository also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depository is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for the Depository, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the Depository system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly.

Conveyance of notices and other communications by the Depository to Direct Participants, by Direct Participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices shall be sent to the Depository or its nominee. If less than all of the notes are being redeemed, the Depository will reduce the amount of the interest of Direct Participants in such notes in accordance with its procedures.

A beneficial owner of notes shall give written notice to elect to have its notes repurchased or tendered, through its participant, to the Trustee and shall effect delivery of such notes by causing the Direct Participant to transfer the participant’s interest in such notes, on the Depository’s records, to the Trustee. The requirement for physical delivery of notes in connection with a repurchase or tender will be deemed satisfied when the ownership rights in such notes are transferred by Direct Participants on the Depository’s records and followed by a book-entry credit of such notes to the Trustee’s Depository account.

In any case where a vote may be required with respect to the notes of any series, neither the Depository nor Cede & Co. will give consents for or vote such global debt securities. Under its usual procedures, the Depository will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Principal of and premium, if any, and interest, if any, on the Global Note will be paid to Cede & Co., as nominee of the Depository. The Depository’s practice is to credit Direct Participants’ accounts on the relevant payment date unless the Depository has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of the Depository or us, subject to any legal requirements in effect from time to time. Payment of principal, premium, if any, and interest, if any, to Cede & Co. is our responsibility, disbursement of payments to Direct Participants is the responsibility of the Depository, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

The rules applicable to the Depository and its Direct Participants are on file with the SEC. The information in this section concerning the Depository and the Depository’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same-Day Funds Settlement and Payment

All payments of principal, premium if any, and interest in respect of notes in book-entry form will be made by us in immediately available funds to the accounts specified by the Depository.

Governing Law

The indenture and old notes are, and the exchange notes will be, governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.

Concerning the Trustee

Regions Bank is the trustee under the indenture with respect to the notes and will also serve as the registrar and paying agent. We maintain relationships in the ordinary course of business with the Trustee. The Trustee is also serving as the exchange agent for the exchange offer.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of an exchange of unregistered old notes for registered exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating to the exchange offer or the exchange notes. This summary is based on current provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary is for general information only and does not purport to address all aspects of United States federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, persons subject to special rules applicable to former citizens and residents of the United States, banks or other financial institutions, persons subject to the alternative minimum tax, grantor trusts, entities or arrangements treated as partnerships for U.S. federal income tax purposes (or investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, real estate mortgage investment conduits, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding notes in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, and corporations treated as “personal holding companies,” “controlled foreign corporations,” or “passive foreign investment companies”). In addition, this summary is limited to persons that hold the old notes and that will hold the exchange notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address United States federal tax laws other than those pertaining to the federal income tax (such as the gift tax, the estate tax and the Medicare tax) or the effect of any applicable state, local or foreign tax laws. You are urged to consult your own tax advisor regarding the United States federal, state, local and foreign tax consequences of exchanging the old notes for exchange notes and of holding and disposing of the exchange notes given your particular situation.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of an exchange note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created in or organized under the law of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions of the trust, or (B) that has in effect a valid election under applicable United States Treasury regulations to be treated as a United States person. If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of exchange notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of exchange notes that is a partnership and partners in such a partnership are urged to consult their tax advisors about the United States federal income tax consequences of the exchange offer and of the holding and disposing of exchange notes.

The exchange of an old note for an exchange note pursuant to the exchange offer generally will not constitute a taxable exchange for United States federal income tax purposes because the exchange notes generally will not be considered to differ materially in kind of extent from the old notes. Rather, the exchange note you receive will be treated for United States federal income tax purposes as a continuation of your investment in the corresponding old note surrendered in the exchange offer. Consequently, you generally will not recognize any taxable income, gain or loss upon the receipt of an exchange note pursuant to the exchange offer, your holding period for an exchange note generally will include your holding period of the old note exchanged therefor, and your tax basis in an exchange note generally will be the same as your adjusted tax basis in the old note immediately before such exchange. The United States federal income tax consequences of holding and disposing of an exchange note received pursuant to the exchange offer generally will be the same as the United States federal income tax consequences of holding and disposing of an old note.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for old notes where such old notes were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale or other transfer of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by such a broker-dealer in connection with resales or other transfers of such exchange notes. To the extent any such broker-dealer participates in the exchange offer, we have agreed that, for a period of up to 180 days after the completion of the exchange offer, upon request of such broker-dealer, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resales or other transfers of exchange notes, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.

We will not receive any proceeds from any resales or other transfers of exchange notes by such broker-dealers. Exchange notes received by such broker-dealers for their own accounts pursuant to the exchange offer may be resold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any such broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” of the exchange notes within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” of the exchange notes within the meaning of the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the exchange notes offered by this prospectus have been passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of Newmark Group, Inc. incorporated by reference in Newmark Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Ernst & Young LLP’s report on the consolidated financial statements and financial statement schedule of Newmark Group, Inc. is based in part on the report of KPMG LLP, independent registered public accounting firm, pertaining to the consolidated financial statements of Berkeley Point as of December 31, 2016 and for each of the years in the two-year period ended December 31, 2016, not incorporated by reference herein, in reliance on the report of KPMG LLC and their authority as experts in accounting and auditing.

Annex A

LETTER OF TRANSMITTAL

NEWMARK GROUP, INC.

OFFER TO EXCHANGE

$550,000,000 AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING

6.125% SENIOR NOTES DUE 2023

FOR

$550,000,000 AGGREGATE PRINCIPAL AMOUNT OF

6.125% SENIOR NOTES DUE 2023

THAT HAVE BEEN REGISTERED UNDER

THE SECURITIES ACT OF 1933, AS AMENDED

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 5, 2019 , UNLESS EXTENDED (SUCH TIME AND DATE, OR THE LATEST TIME AND DATE TO WHICH THE EXCHANGE OFFER HAS BEEN EXTENDED, THE “EXPIRATION DATE”). TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION DATE.

The Exchange Agent for the Exchange Offer is:

Regions Bank

1180 West Peachtree Street

Suite 1200

Atlanta, Georgia

Attention: Kristine Prall

Telephone: (404) 581-3742

Facsimile: (404)-581-3770

The undersigned acknowledges that he or she has received the prospectus, dated February 4, 2019 (the “Prospectus”), of Newmark Group, Inc., a Delaware corporation (the “Company”), and this Letter of Transmittal (the “Letter of Transmittal”), which together constitute the Company’s offer to exchange (the “Exchange Offer”) an aggregate principal amount of up to $550,000,000 of the Company’s outstanding 6.125% Senior Notes due 2023 (the “Old Notes”), for an aggregate principal amount of up to $550,000,000 of the Company’s 6.125% Senior Notes due 2023 (the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The terms of the Exchange Notes are substantially identical to the terms (including principal amount, interest rate and maturity) of the Old Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, are freely transferable. For each Old Note accepted for exchange, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note.

Capitalized terms used herein but not defined herein shall have the same meanings given to them in the Prospectus. The Exchange Offer is subject to all of the terms and conditions set forth in the Prospectus. In the event of any conflict between the Letter of Transmittal and the Prospectus, the Prospectus shall govern.

The Company reserves the right to extend the Exchange Offer at its discretion, in which case the term “Expiration Date” shall mean the latest time and date to which the Exchange Offer is extended. If the Company extends the Exchange Offer, it will give oral (any such oral notice to be promptly confirmed in writing) or written notice of the extension to the Exchange Agent and give each registered holder of Old Notes notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

The Old Notes are represented by global securities in fully registered form without coupons. Beneficial interest in the Old Notes are held by direct or indirect participants in The Depository Trust Company (“DTC”) through certificateless depository interests and are shown on, and transfers of the Old Notes can be made only through, records maintained in book-entry form by DTC with respect to its participants. Accordingly, tenders of Old Notes in the Exchange Offer may only be made using the Automated Tender Offer Program (“ATOP”) of DTC pursuant to the procedures set forth in the Prospectus under the caption “The Exchange Offer – Procedures For Tendering Old Notes.” If you wish to exchange your Old Notes for Exchange Notes pursuant to Exchange Offer, you must transmit to the Exchange Agent, prior to the expiration of the Exchange Offer, a computer-generated message transmitted through DTC’s ATOP system and received by the Exchange Agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender the Old Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgements and the representations and warranties set forth herein.

PLEASE READ THIS ENTIRE LETTER OF TRANSMITTAL AND THE PROSPECTUS CAREFULLY. THE INSTRUCTIONS INCLUDED IN THIS LETTER OF TRANSMITTAL MUST BE FOLLOWED. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THE PROSPECTUS AND THIS LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE EXCHANGE AGENT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

Upon the terms and subject to the conditions of the Exchange Offer, the undersigned hereby tenders to the Company the aggregate principal amount of Old Notes credited by the tendering holder to the Exchange Agent’s account at DTC using ATOP. Subject to, and effective upon, the acceptance for exchange of the Old Notes tendered hereby, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to such Old Notes as are being tendered hereby.

The undersigned hereby represents that the undersigned has full power and authority to tender, sell, assign and transfer the Old Notes tendered hereby and that the Company will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by the Company. The undersigned further represents that: (i) any Exchange Notes acquired by the undersigned pursuant to the Exchange Offer are being acquired in the ordinary course of the undersigned’s business, (ii) the undersigned is not engaging in and does not intend to engage in a distribution (within the meaning of the Securities Act) of the Exchange Notes, (iii) the undersigned does not have an arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, (iv) the undersigned is not an “affiliate” of the Company, as defined under Rule 405 under the Securities Act, (v) the undersigned is not a broker-dealer tendering Old Notes acquired directly from the Company for its own account, and (vi) the undersigned is not acting on behalf of any person that could not truthfully make these representations.

If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, it acknowledges that it will comply with the prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of the Exchange Notes received in the Exchange Offer. However, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The undersigned hereby irrevocably constitutes and appoints the Exchange Agent as the true and lawful agent and attorney-in-fact of the undersigned with respect to the tendered Old Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to assign, transfer and deliver the Old Notes, or cause the Old Notes to be assigned, transferred and delivered to the Company, and to deliver all accompanying evidences of transfer and authenticity, and present such Old Notes for transfer on the books of the registrar for the Old Notes, and to receive all benefits and otherwise exercise all rights of beneficial ownership of the tendered Old Notes, all in accordance with the terms of the Exchange Offer.

The undersigned will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Old Notes tendered hereby. All authority conferred or agreed to be conferred in this Letter of Transmittal and every obligation of the undersigned hereunder shall be binding upon the successors, assigns, heirs, personal representatives, executors, administrators, trustees in bankruptcy and other legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned. This tender may be withdrawn only in accordance with the procedures set forth in “The Exchange Offer—Withdrawal Rights” section of the Prospectus.

By crediting the Old Notes to the Exchange Agent’s account at DTC using ATOP and by complying with the applicable ATOP procedures with respect to the Exchange Offer, the participant in DTC confirms on behalf of itself and the beneficial owners of such Old Notes all provisions of this Letter of Transmittal (including all representations of warranties) applicable to it and such beneficial owners as fully as if it had completed the information required herein and executed and transmitted this Letter of Transmittal to the Exchange Agent.

The undersigned acknowledges that the Exchange Notes will be issued in full exchange for the Old Notes in the Exchange Offer, if consummated, and will be delivered in book-entry form by credit to the account of the applicable participant at DTC.

INSTRUCTIONS TO LETTER OF TRANSMITTAL

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. Procedures for Tendering; Beneficial Holders. Old Notes may be tendered in the Exchange Offer only through DTC’s ATOP system. If you are the beneficial owner of Old Notes that are held in the name of a broker, dealer, commercial bank, trust company, other financial institution or other nominee, and you wish to tender your Old Notes in the Exchange Offer, you should promptly contact the person in whose name your Old Notes are held and instruct that person to tender on your behalf.

2. Partial Tenders. Tenders of Old Notes will be accepted only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

3. No Conditional Tenders. No alternative, conditional, irregular or contingent tender or transmittal of this Letter of Transmittal will be accepted.

4. Validity of Tenders. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company, which determination will be final and binding. The Company reserves the absolute right to reject any and all tenders of Old Notes not in proper form or the acceptance of which for exchange may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any conditions of the Exchange Offer or any defect or irregularity in the tender of Old Notes. The interpretation of the terms and conditions of the Exchange Offer (including this Letter of Transmittal and the instructions hereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, nor the Exchange Agent, nor any other person shall be under any duty to give notification of defects or irregularities to holders of Old Notes or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in principal amount greater than the principal amount of Old Notes being tendered, such unaccepted or non-exchanged Old Notes will be returned by the Exchange Agent to the tendering holders by credit to the DTC accounts of the applicable DTC participants, as soon as practicable following the Expiration Date.

5. Waiver of Conditions. The Company reserved the absolute right to waive any of the conditions in the Exchange Offer in the case of any tendered Old Notes.

6. Requests for Assistance or Additional Copies. Questions and requests for assistance and requests for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address and telephone number indicated herein. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

Offer to Exchange

$550,000,000 aggregate principal amount of 6.125% Senior Notes due 2023

For

$550,000,000 aggregate principal amount of 6.125% Senior Notes due 2023 registered under the Securities Act of 1933, as amended

PROSPECTUS